Exhibit 99.2

CARDIOVASCULAR SYSTEMS PRICES PUBLIC OFFERING OF COMMON STOCK

St. Paul, Minn. – March 20, 2013 – Cardiovascular Systems, Inc. (CSI) (Nasdaq: CSII), a medical device company focused on developing and commercializing innovative interventional treatment systems for vascular disease, today announced the pricing of an underwritten public offering of 2,000,000 shares of its common stock, at a price to the public of $17.60 per share. The net proceeds to CSI from the sale of the shares, after deducting underwriting discounts and commissions, and estimated expenses, are expected to be approximately $33 million. All of the shares in the offering are to be sold by CSI. The offering is expected to close on or about March 25, 2013.

In connection with the offering, CSI has also granted the underwriters a 30-day option to purchase up to an additional 300,000 shares to cover over-allotments, if any.

Leerink Swann LLC is acting as the sole book-running manager of the offering. JMP Securities LLC is acting as co-manager.

The offering will be conducted pursuant to an effective shelf registration statement, including a base prospectus, which is on file with the Securities and Exchange Commission (SEC). A final prospectus supplement related to the offering will be filed with the SEC. Copies of the final prospectus supplement and the base prospectus relating to the offering, when available, may be obtained by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies of the final prospectus supplement and base prospectus related to the offering, when available, may be obtained from Leerink Swann LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by calling (800) 808-7525 ext. 4814.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of CSI, and there will not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Cardiovascular Systems, Inc.

Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. Food and Drug Administration (“FDA”) granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in August 2007. To date, over 100,000 of CSI’s devices have been sold to institutions across the United States. CSI recently completed its ORBIT II Investigational Device Exemption clinical trial to evaluate the safety and effectiveness of its orbital technology in treating coronary arteries and submitted its Premarket Approval (“PMA”) application to the FDA on March 15, 2013. The coronary system is limited by federal law to investigational use and is currently not commercially available in the United States.

Forward-Looking Information

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding CSI’s expectations regarding the completion, timing and size of the proposed public offering. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results and the timing of events may vary materially from those expressed or implied by such forward-looking statements due to various important factors, including, without limitation, risks and uncertainties related to CSI’s business and the satisfaction of the conditions of the closing of the public offering. More detailed information about those factors is set forth in CSI’s filings with the SEC, including CSI’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. CSI is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:
For Cardiovascular Systems, Inc.	Padilla Speer Beardsley:
Investor Relations	Marian Briggs
(651) 259-2800	(612) 455-1742
investorrelations@csi360.com	mbriggs@padillaspeer.com

Matt Sullivan
(612) 455-1709
msullivan@padillaspeer.com

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